Exhibit 99.1

Perini Corporation Announces Proposed Secondary Offering

FRAMINGHAM, Mass.—(BUSINESS WIRE)—December 5, 2005—Perini Corporation (NYSE:PCR) announced today that it has filed a prospectus supplement with the Securities and Exchange Commission under an existing shelf registration statement for a public offering of common stock by certain existing stockholders. The 5,042,382 shares are being offered by a stockholder group consisting of Blum Capital Partners, L.P., PB Capital Partners, L.P., Tutor-Saliba Corporation, National Union Fire Insurance Company of Pittsburgh, Pa., a member of American International Group, O&G Industries, Inc. and The Union Labor Life Insurance Company on behalf of its Separate Account P. The selling stockholders have granted the underwriters a 30-day option to purchase up to 756,357 additional shares of common stock to cover over-allotments, if any. Perini will not receive any proceeds from the sale of shares by the selling stockholders.

The offering is being lead managed by UBS Securities LLC and D.A. Davidson & Co. and Morgan Joseph & Co. Inc. are acting as co-managers.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction. Copies of the final prospectus for the offering can be obtained by contacting UBS Securities LLC Prospectus Department at 299 Park Avenue, New York, New York 10171, or by calling (212) 821-3000.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and government agencies throughout the world. We offer general contracting, pre-construction planning and comprehensive construction management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects.